FOR IMMEDIATE RELEASE
July 21, 2015
WashingtonFirst Bankshares, Inc. Reports 39% Increase in Earnings for the First Six Months of 2015
RESTON, VA - Today WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (the "Company"), the holding company for WashingtonFirst Bank (the "Bank"), reports unaudited consolidated net income available to common shareholders for the three months ended June 30, 2015, of $2.7 million ($0.28 per diluted common share) compared to $2.4 million ($0.29 per diluted common share) for the three months ended June 30, 2014. For the six months ended June 30, 2015, net income available to common shareholders was $5.5 million ($0.57 per diluted common share) compared to $3.9 million ($0.48 per diluted common share) for the six months ended June 30, 2014. The Company's 39 percent increase in net income available to common shareholders for the six months ended June 30, 2015, compared to prior year is primarily the result of continued organic growth and the impact of the Millennium transaction which closed in the first quarter of 2014. Earnings in the second quarter of 2015 were negatively affected by merger expenses of $241,000, pre-tax, in connection with the previously announced acquisition of 1st Portfolio Holding Corporation. Per-share amounts have been adjusted to give retroactive effect to all stock dividends.
Shaza Andersen, President & CEO of the Company, said "I am excited to announce a net growth of $93.5 million in our loan portfolio during the second quarter of 2015. The Bank continues to build its core portfolio of loans and deposits and is excited about the acquisition of 1st Portfolio, which is scheduled to close in the third quarter of 2015. This acquisition will expand the Bank's mortgage lending capabilities and introduce a seasoned wealth management team to the Company's lines of business."

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Performance Ratios:
Return on average assets (1)	0.78%	0.78%	0.81%	0.67%
Return on average shareholders' equity (1)	8.17%	8.63%	8.25%	7.30%
Return on average common equity (1)	8.67%	10.05%	8.84%	8.38%
Yield on average interest-earning assets (1)	4.35%	4.51%	4.34%	4.39%
Rate on average interest-earning liabilities (1)	0.86%	0.82%	0.86%	0.81%
Net interest spread (1)	3.49%	3.69%	3.48%	3.58%
Net interest margin (1)	3.75%	3.93%	3.74%	3.81%
Efficiency ratio	62.43%	64.24%	61.73%	68.21%
Per Share Data:
Basic earnings per common share (2)	$0.28	$0.30	$0.57	$0.49
Fully diluted earnings per common share (2)	$0.28	$0.29	$0.57	$0.48
Weighted average basic shares outstanding (2)	9,596,558	8,096,932	9,583,376	8,071,391
Weighted average diluted shares outstanding (2)	9,753,335	8,294,037	9,732,914	8,196,770
(1) Annualized.
(2) Retroactively adjusted to reflect the effect of all stock dividends.

Balance Sheet and Capital
As of June 30, 2015, total assets were $1.5 billion, compared to $1.3 billion as of December 31, 2014. Total loans held for investment, net of allowance, increased $114.0 million from $1.1 billion as of December 31, 2014 to $1.2 billion as of June 30, 2015. Total deposits increased $162.8 million from December 31, 2014 to June 30, 2015.
Total shareholders’ equity increased $0.6 million from $134.5 million to $135.2 million primarily as a result of earnings of $5.6 million and proceeds from the exercise of stock options of $0.3 million, partially offset by the Company’s decision to redeem $4.4 million of its outstanding SBLF preferred stock in the first quarter of 2015 and the declaration of $1.0 million in cash dividends during the first half of 2015.
The capital ratios below for June 30, 2015 have been modified in accordance with Basel III guidelines, which - in addition to the SBLF preferred stock redemption described above - contributed to the overall decrease in risk-based capital ratios. The Company remains "well-capitalized" under the new guidelines. The Company has elected to opt out of including other comprehensive income (loss) in the calculation of regulatory capital under the new Basel III guidelines.

	June 30, 2015	December 31, 2014
Capital Ratios:
Total risk-based capital ratio	11.41%	13.20%
Tier 1 risk-based capital ratio	10.38%	12.14%
Common Equity Tier 1 risk-based capital ratio	9.08%	n/a
Tier 1 leverage ratio	9.36%	10.23%
Tangible common equity to tangible assets	7.87%	8.60%
Per Share Capital Data:
Book value per common share	$13.15	$12.67
Tangible book value per common share	$12.44	$11.95
Common shares outstanding	9,599,406	9,565,637
Asset Quality
Non-performing assets totaled $10.7 million as of June 30, 2015, compared to $11.2 million as of December 31, 2014. The $0.5 million decrease in non-performing assets is attributable to management's continued efforts to resolve non-performing loans. Net charge-offs were $0.1 million (0.03 percent) and $0.2 million (0.03 percent) of average loans for the three and six months ended June 30, 2015, respectively, compared to $0.3 million (0.14 percent) and $1.5 million (0.34 percent) of average loans for the three and six months ended June 30, 2014, respectively.

	June 30, 2015	December 31, 2014
	(dollars in thousands)
Non-accrual loans	$5,920	$8,694
90+ days still accruing	114	—
Trouble debt restructurings still accruing	4,361	2,151
Other real estate owned	291	361
Total non-performing assets	$10,686	$11,206

Allowance for loan losses to loans held for investment	0.90%	0.87%
Non-GAAP adjusted allowance for loan losses to loans held for investment	1.36%	1.46%
Allowance for loan losses to non-accrual loans	179.49%	106.48%
Allowance for loan losses to non-performing assets	99.44%	82.61%
Non-performing assets to total assets	0.70%	0.84%

The Company’s allowance for loan losses was 0.90 percent of total loans held for investment as of June 30, 2015, compared to 0.87 percent as of December 31, 2014. In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and the Millennium Transaction in March 2014, the Company recorded acquired loans at fair market value which consisted of pricing and credit marks. The credit marks are negative purchase marks which are comparable to an allowance for loan losses. Therefore, the non-GAAP adjusted allowance for loan losses to non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 1.36 percent as of June 30, 2015 compared to 1.46 percent as of December 31, 2014. Below is a reconciliation of the allowance for loan losses and related ratios to the non-GAAP adjusted allowance for loan losses and related ratios as of June 30, 2015 and December 31, 2014:

Reconciliation of GAAP Allowance Ratio to Non-GAAP Allowance Ratio
	June 30, 2015	December 31, 2014
	(dollars in thousands)
GAAP allowance for loan losses	$10,626	$9,257
GAAP loans held for investment, at amortized cost	1,180,402	1,065,058

GAAP allowance for loan losses to total loans	0.90%	0.87%

GAAP allowance for loan losses	$10,626	$9,257
Plus: Credit purchase accounting marks	5,549	6,336
Non-GAAP adjusted allowance for loan losses	$16,175	$15,593

GAAP loans held for investment, at amortized cost	$1,180,402	$1,065,058
Plus: Credit purchase accounting marks	5,549	6,336
Non-GAAP loans held for investment, at amortized cost	$1,185,951	$1,071,394

Non-GAAP adjusted allowance for loan losses to total loans	1.36%	1.46%

About The Company
The Company is the parent company of WashingtonFirst Bank, a $1.5 billion bank headquartered in Reston, VA. With 17 branches in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements.  The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated March 18, 2015 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares, Inc.
Matthew R. Johnson, 703-840-2410
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30, 2015	December 31, 2014
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,859	$3,396
Federal funds sold	105,566	46,876
Interest bearing balances	—	12,034
Cash and cash equivalents	109,425	62,306
Investment securities, available-for-sale, at fair value	193,739	166,508
Restricted stocks	6,021	5,225
Loans held for sale, at lower of cost or fair value	822	1,068
Loans held for investment:
Loans held for investment, at amortized cost	1,180,402	1,065,058
Allowance for loan losses	(10,626)	(9,257)
Total loans held for investment, net of allowance	1,169,776	1,055,801
Premises and equipment, net	5,956	6,198
Intangibles	6,808	6,894
Deferred tax asset	10,333	7,666
Accrued interest receivable	3,898	3,852
Other real estate owned	291	361
Bank-owned life insurance	13,336	13,147
Other assets	4,065	4,364
Total Assets	$1,524,470	$1,333,390
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$386,006	$278,051
Interest bearing deposits	862,861	808,012
Total deposits	1,248,867	1,086,063
Other borrowings	11,649	8,237
FHLB advances	107,818	86,047
Long-term borrowings	10,112	10,027
Deferred tax liability	2,680	—
Accrued interest payable	633	548
Other liabilities	7,556	7,930
Total Liabilities	1,389,315	1,198,852
Shareholders' Equity:
Preferred stock:
Series D, $5.00 par value, 8,898 and 13,347 shares issued and outstanding, respectively, 1% dividend	44	67
Additional paid-in capital - preferred	8,854	13,280
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 7,781,564 and 7,747,795 shares issued and outstanding, respectively	77	77
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,817,842 and 1,817,842 shares issued and outstanding, respectively	18	18
Additional paid-in capital - common	113,384	112,887
Accumulated earnings	12,321	7,775
Accumulated other comprehensive income related to available-for-sale securities	457	434
Total Shareholders' Equity	135,155	134,538
Total Liabilities and Shareholders' Equity	$1,524,470	$1,333,390

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$14,314	$12,993	$27,754	$24,194
Interest and dividends on investments:
Taxable	786	729	1,502	1,395
Tax-exempt	17	39	36	86
Dividends on other equity securities	56	42	117	70
Interest on Federal funds sold and other short-term investments	79	89	153	160
Total interest and dividend income	15,252	13,892	29,562	25,905
Interest expense:
Interest on deposits	1,518	1,381	2,969	2,603
Interest on borrowings	562	394	1,115	776
Total interest expense	2,080	1,775	4,084	3,379
Net interest income	13,172	12,117	25,478	22,526
Provision for loan losses	850	760	1,550	1,305
Net interest income after provision for loan losses	12,322	11,357	23,928	21,221
Non-interest income:
Service charges on deposit accounts	122	126	231	232
Earnings on bank-owned life insurance	94	85	189	168
Gain on sale of other real estate owned, net	117	5	117	69
Gain on sale of loans, net	97	56	166	73
Gain on sale of available-for-sale investment securities, net	7	1	22	144
Other operating income	169	131	438	282
Total non-interest income	606	404	1,163	968
Non-interest expense:
Compensation and employee benefits	4,570	4,529	8,703	8,597
Premises and equipment	1,506	1,417	2,989	2,925
Data processing	913	685	1,736	1,400
Professional fees	325	314	663	735
Merger expenses	241	18	241	186
Other operating expenses	1,046	1,081	2,114	2,183
Total non-interest expense	8,601	8,044	16,446	16,026
Income before provision for income taxes	4,327	3,717	8,645	6,163
Provision for income taxes	1,560	1,287	3,088	2,125
Net income	2,767	2,430	5,557	4,038
Preferred stock dividends	(23)	(45)	(51)	(89)
Net income available to common shareholders	$2,744	$2,385	$5,506	$3,949

Earnings per common share:
Basic earnings per common share (1)	$0.28	$0.30	$0.57	$0.49
Diluted earnings per common share (1)	$0.28	$0.29	$0.57	$0.48
(1) Retroactively adjusted to reflect the effect of all stock dividends.